EXHIBIT 3.1

AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: December 19, 2012

Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the “Company”), effective December 19, 2012, the Amended and Restated Bylaws of the Company, as amended and restated September 14, 2011 and as further amended on August 29, 2012 (the “Bylaws”), are amended as follows.

Section 2.5(b)(i) of the Bylaws is hereby amended and restated in its entirety as follows:

“Timely Notice of Nominations for Annual Meeting. To be timely, a stockholder’s notice of nominations to be made at an annual meeting must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made; provided, further, that notwithstanding the foregoing, for the 2013 Annual Meeting of stockholders of the corporation (the “2013 Annual Meeting”), a notice by a stockholder delivered to, or mailed and received at, the principal executive offices of the corporation on or prior to February 15, 2013 shall in all circumstances be deemed timely notwithstanding the date of the 2013 Annual Meeting or the date of the public disclosure thereof. Any such notice that is delivered to, or mailed and received at, the principal executive offices of the corporation within any of the time periods set forth in the immediately preceding sentence shall be deemed an “Annual Meeting Timely Notice”. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of Annual Meeting Timely Notice as described above.”